Exhibit 99.(l)

April 30, 2013

National Life Insurance Company

One National Life Drive

Montpelier, Vermont  05604

Ladies and Gentlemen:

In my capacity as Actuary - Vice President - Chief Life Product Officer of National Life Insurance Company (“National Life”), I have provided actuarial advice concerning:  (a) the preparation of Post Effective Amendment No. 28 to a registration statement for National Variable Life Insurance Account filed on Form N-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”) regarding the offer and sale of Flexible Premium Adjustable Benefit Variable Life Insurance Policies (the “Policies”); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

It is my professional opinion that:

(1)           The illustrations of Death Benefits, Cash Surrender Values, and accumulated premiums in Appendix A of the prospectus (the “Prospectus”) contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and National Life’s administrative procedures.

(2)           The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

(3)           The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

Sincerely,

/s/ Elizabeth H. MacGowan

Elizabeth H. MacGowan, F.S.A., M.A.A.A.
Actuary
Vice President - Chief Life Product Officer

National Life Group® is a trade name of National Life Insurance Company and its affiliates.  Each company of the National Life Group is solely responsible for its own financial condition and contractual obligations.

National Life Insurance Company • One National Life Drive •Montpelier, Vermont 05604